Exhibit 10.2

Technology Service Agreement

Party A: Prepshine Holdings Co., Ltd.

Address: 5/F, Dingjun Building, No. 75 Suzhou Street, Haidian District, Beijing, China

Party B: Shenzhen Qianhai Jisen Information Technology Co. Ltd.

Address: Room 201, Building A, No. 1 Qianwan 1st Road, Qianhai Shenzhen Shenzhen-Hong Kong Cooperation Zone, Shenzhen, China

Party A is satisfied with the technical consulting service provided by Party B after the cooperation from November 1, 2024 to March 31, 2025, and plans to continue to cooperate with Party B. Now the two parties, in accordance with the provisions of the Civil Code of the People’s Republic of China and relevant laws and regulations, and after friendly consultation, enter into this agreement for mutual compliance:

I. Services

Party A commissions Party B to provide technology development and technical consulting services for it, the specific services are as follows:

1. Party B provides data system technology development services for Party A’s information technology development data;

2. Party B provides technical consulting services for Party A’s optimizing information technology decision-making solutions, risk control strategies and information comparison needs.

II. Rights and obligations of the parties

(i) Rights and obligations of Party A

1. Party A guarantees that it has the right to sign this Agreement and use the services provided by Party B within the scope permitted by law.

2. Party A shall pay Party B the corresponding service fee in accordance with this Agreement.

1 / 5

3. Party A shall provide Party B with the necessary support.

4. Party A has the right to supervise Party B’s performance, and the means of supervision include, but are not limited to, regular spot checks.

(ii) Party B’s rights and obligations.

1. Party B warrant that it has the right to sign this Agreement.

2. Party B provides services to Party A in accordance with the program confirmed by both parties.

3. Party B guarantees that the technical services provided by it are stable and can be operated well in the long term.

4. Party B shall carry out data docking in accordance with Party A’s format requirements, and provide technology development services and technical consulting services that meet Party A’s requirements.

5. Party B has the right to collect service fees from Party A in accordance with this Agreement.

III. Settlement of fees

1. Payment of Service Fee: “Total Service Fee” is RMB 10,000,000.00 including tax (RMB 10,000,000); both parties agree that the relevant VAT tax shall be borne by Party A; the applicable VAT rate is the then effective rate of the General Administration of Taxation. In case of small differences in VAT amount, the actual invoiced amount shall prevail.

2 / 5

2. The parties agree that: 1) Payment of service fee of RMB 4,000,000.00 by September 30, 2025, (RMB four hundred thousand rounds); 2) Payment of service fee of RMB 6,000,000.00 by March 31, 2026, (RMB six hundred thousand rounds);

Party B shall issue a VAT invoice of the corresponding amount to Party A within 5 working days after receiving the service fee.

3. Party B’s collection account number is:

Account Name: Shenzhen Qianhai Jisen Information Technology Co. Ltd.

Bank of deposit: Shenzhen Construction Bank Yuanboyuan Sub-branch

Account number:

IV. Liability for breach of contract

1. If one of the parties to the agreement refuses to fulfill its obligations or violates the agreement, the other party has the right to suspend cooperation with it and request it to make corrections: If it suffers losses, it has the right to demand compensation for direct economic losses.

2. The defaulting party shall immediately stop and correct the defaulting behavior on the date of receiving the written notice from the other party requesting it to correct the defaulting behavior. If the defaulting party continues the default behavior, the other party has the right to unilaterally terminate this agreement after written notification, and retains all the rights to pursue the subsequent liability, and has the right to demand the defaulting party to compensate for the complying party for the direct economic losses caused by the breaching party and the related costs relating to the collections, including, but not limited to, the attorney’s fees, litigation costs, and so on.

3 / 5

V. Force majeure

1, In this agreement, force majeure refers to unforeseen, cannot be avoided and cannot be overcome by objective circumstances, including: war, fire, floods, typhoons, earthquakes, policy changes, the widespread spread of sudden infectious diseases, or other human force irresistible events.

2, Either party due to force majeure reasons cannot fulfill the agreement, should promptly notify the other party, and should provide written proof within 15 days after the above force majeure is over.

VI. Duration of cooperation

The term of cooperation shall be from April 1, 2025 to March 31, 2026.

2, Party A and Party B both have the right to terminate this agreement, but must be 30 working days in advance to the other party to send a written notice, and reach a written agreement.

VII. Dispute resolution

Disputes between Party A and Party B in the course of the fulfillment of this Agreement shall be resolved through negotiation; in the event that the negotiation fails to be resolved, the two parties agree to submit it to the Shenzhen International Arbitration Institute for arbitration to be resolved under the confidential arbitration process.

VIII. Other

l. The two parties may sign a supplementary agreement on any matter not covered by this Agreement. Either party to this Agreement may propose additions and amendments to the contents of this Agreement, but any additions and amendments can only be made in the form of a written document jointly sealed by both parties to the Agreement, and such documents are an effective part of this Agreement.

2. Party A’s contact person is: Xiaoxi Wang

3、Contact person of Party B is: BinYu Bai

4, This agreement in two copies, Party A and Party B both sides of one, with the same legal effect.

5. This Agreement shall enter into force after the official seal or special seal of the contract is affixed by both parties.

4 / 5

(The following is a signature page to the contract.)

Party A: Prepshine Holdings Co., Ltd

(Stamped)

Date of signing: March 31, 2025

Party B: Shenzhen Qianhai Jisen Information Technology Co.

(Stamped)

Date of signing: March 31, 2025

5 / 5